Exhibit 99.1

News Release

Contact: Debra Ziola
770 283 2569
investor.relations@glenayre.com
(NASDAQ: GEMS)

Glenayre Announces Acquisition Agreements

Company to Acquire the CD and DVD Manufacturing and Distribution Operations from
Universal Music Group

Acquisition Provides Foundation to Launch Entertainment Distribution Company

ATLANTA—May 9, 2005—Glenayre Technologies, Inc. (NASDAQ: GEMS) today announced that it had entered into agreements to acquire the North American and central European CD and DVD manufacturing and distribution operations from Universal Music Group (“Universal”) for a purchase price of approximately $122.0 million. The assets to be acquired as part of these agreements include Universal’s manufacturing and distribution operations in Hanover, Germany, its manufacturing operations in Grover, North Carolina, and its distribution operations in Fishers, Indiana, Reno, Nevada and Wilkes-Barre, Pennsylvania. Included in the assets to be purchased from Universal will be approximately $14.4 million (€11 million) of cash that Universal will contribute at closing in order to meet certain German regulatory requirements.

The acquisition, which is scheduled to close on May 31, 2005, will be made through Entertainment Distribution Company, LLC (“EDC”). James Caparro, a well-respected executive in the entertainment industry, initially formed EDC in 2003 to acquire the assets of Universal’s CD and DVD manufacturing and distribution operations. EDC will become a division of Glenayre at the time of the acquisition. As part of the transaction, at the closing EDC will enter into ten-year supply contracts with Universal under which it will immediately become the exclusive manufacturer and distributor for approximately 80% of Universal’s CD and DVD requirements for North America and central Europe. Under these contracts, EDC will have the opportunity to assume responsibility for fulfilling the remaining portion of Universal’s requirements that are currently outsourced as Universal’s commitments to third party suppliers expire over the next three years.

Under the terms of the acquisition agreements, the purchase price payable at closing will be approximately $81.8 million, of which $28 million is payable for the U.S. operations, approximately $47.3 million (€37 million) is payable for the central European operations and the balance constitutes transaction expenses. The portion of the purchase price payable for the central European operations is payable in Euros and the U.S. dollar value of such amount is subject to change based on currency fluctuations through the closing. Additionally, under the terms of the supply contracts entered into as part of the transaction, EDC will be obligated to pay to Universal fixed rebates with a net present value totaling approximately $40.2 million. These rebates will be payable as follows: approximately $5.7 million will be payable on December 15, 2005, approximately $8.1, $13.6, $14.0 and $1.4 million will be payable on each of May 31, 2006

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through 2009, respectively, and approximately $416,000 will be payable on each of December 15, 2006 through 2014, respectively. Approximately 47% of the total amount of these rebates will be payable in Euros.

It is anticipated that EDC will be capitalized with $35.9 million of equity capital, $35.4 million of which will be provided by Glenayre and the balance of which will be provided by EDC management. Additionally, certain profits interests will be issued at closing to EDC management, Universal and the Company’s financial advisor that will entitle these parties to up to thirty percent of EDC’s profits after Glenayre has received a return of its equity capital contribution and certain internal rate of return hurdles and other conditions have been met.

To fund the balance of the purchase price payable at closing and provide for working capital needs, EDC has entered into a commitment letter with Wachovia Bank, National Association for a senior secured credit facility in an aggregate principal amount of $56.5 million consisting of a term facility of $46.5 million repayable over five years, and a revolving credit facility of $10.0 million. Glenayre will cash collateralize $16.5 million of the credit facility by depositing cash in the same amount with the lender on the closing date, with $8.25 million of this deposit being released on June 30, 2006, if EDC meets certain financial milestones, and with the entire deposit being released on June 30, 2007 so long as at such time no event of default exists under the credit agreement.

“After funding the transaction, Glenayre will still have substantial cash on its balance sheet for additional strategic investments and acquisitions,” commented Clarke Bailey, Glenayre’s Chairman and Chief Executive Officer. “EDC should immediately begin delivering positive cash flow from operations. We estimate that revenue and cash flow for 2004, excluding capital expenditures, for the operations to be acquired by EDC would have been approximately $290 million and $29 million, respectively, based on the terms of the supply contracts (excluding rebate payments) and the actual costs and volumes for the period. This was derived from 80% of Universal’s CD and DVD requirements, as 20% of Universal’s requirements were outsourced to third party suppliers in 2004. A significant portion of EDC’s taxable income will be sheltered from tax through the utilization of Glenayre’s tax loss carryforwards.”

The members of the board of directors of Glenayre will serve as directors of EDC. Additionally, Thomas Costabile and James Caparro will serve as directors of EDC.

Thomas Costabile will lead EDC as Executive Vice President and Chief Operating Officer. He will report to Clarke Bailey, who will serve as interim Chief Executive Officer of EDC. Mr. Costabile has held numerous key senior management positions in the entertainment industry. During 2002 and 2003, Mr. Costabile was President of Warner Elektra Atlantic Manufacturing, responsible for its U.S. manufacture and distribution of CDs and DVDs. Prior to that, Mr. Costabile was Senior Vice President of Operations for Sony Music for ten years where he was responsible for Sony’s manufacture and distribution of CDs and DVDs.

James Caparro brings over thirty years of experience in the entertainment industry. He has been President and Chief Executive Officer of Atari, Inc. since December 2004. From September 2002 through 2003, Mr. Caparro was Chairman and Chief Executive Officer of Warner Elektra Atlantic (“WEA”). WEA was responsible for the sales, marketing, packaging, manufacturing and distribution of music, video and other intellectual property controlled by Warner Music Group.

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From 1998 through 2001, Mr. Caparro was the Chairman and Chief Executive Officer of Universal Music’s The Island Def Jam Music Group, a company he founded through the integration of 14 record labels. Prior to this he was CEO of several PolyGram divisions including Group Distribution, PolyMedia, Video, Merchandising, Diversified Entertainment, New Media and Business Development.

“This acquisition allows Glenayre to become a significant participant in the manufacture and distribution of entertainment products,” added Bailey. “The CD market recovered in 2004 after several years of decline due in part to significant progress made in battling piracy and illegal digital downloads. The sale of CDs is believed to be complementary to the growth of MP3 and iPod users, and new formats such as dual discs are predicted to contribute to increased demand for CDs. Universal Music is the largest music company in the world, and we are proud and honored to be their partner.”

“We are pleased to have reached an agreement with Glenayre that not only ensures our employees with an exciting new home, but will provide Universal with the highest quality of uninterrupted manufacturing and physical distribution in the business,” stated Doug Morris, Chairman & CEO of Universal Music Group. “Like many well run businesses, we are constantly seeking more efficient ways to operate. And this agreement will allow us to invest even more resources in such core functions as artists signings and development.”

“EDC’s strategy is to become not only the premier manufacturer and distributor of entertainment products and services, but to also be the leader in supply chain logistics for entertainment products,” Bailey commented. “This will be achieved by marketing existing services to new third party customers, by expanding DVD manufacturing and distribution capabilities, and by continuing to participate in the consolidation of the industry through additional acquisitions.”

“What better way to launch EDC than with the extensive resources and expertise of Glenayre and market leadership of Universal,” added Jim Caparro. “What makes this transaction so unique is that we hit the ground running with state-of-the-art facilities, and the business of the world’s largest supplier of music product.”

Glenayre reported that Morgan Joseph & Co. Inc. acted as financial advisor to the Company in this transaction and rendered a fairness opinion.

“Glenayre also remains focused on the continued development of its messaging business,” Bailey commented. “We have made substantial changes to the management team over the last year and the efforts of this team are beginning to show up in the results. We recently reported significant revenue growth and profitable results for the first quarter of 2005 for the messaging business. Glenayre’s corporate team will continue to assist the management of the messaging business in the execution of their strategy.”

Glenayre will hold a conference call on Monday, May 9, 2005 at 4:00 p.m. EDT to discuss this announcement. To listen to the call, please dial 913-981-5532. An audio replay of the call will be available through midnight May 13, 2005 by calling 719-457-0820 and entering access code #8103674. The recorded conference call will also be available on the company’s website at www.glenayre.com in the Investors’ section.

About Glenayre

Glenayre is a global provider of next-generation messaging solutions and enhanced services for wireless and wireline carriers, and MSO/cable companies. Glenayre systems are designed on open platforms with a standards-based architecture supporting IP and traditional telephony networks for an evolution from 2G to 2.5G and 3G services. More than 200 service providers in over 60 countries have deployed Glenayre messaging solutions for voice, fax and e-mail messaging, including one-number services, voice

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navigation and voice dialing, mailbox out-dialing and one-button call return. Glenayre, headquartered in Atlanta, Georgia, has been providing carrier-grade communications solutions for the global market for over 40 years. For more information, please visit http://www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the form 8-K filed by the Company reporting entry into Acquisition Agreements, the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to, restructuring activities; effective convergence of technologies; potential market changes resulting from rapid technological advances; competition; variability of quarterly results and dependence on key customers; volatility of stock price and risk of delisting from the NASDAQ Stock Market; ability to attract and retain key personnel; proprietary technologies; potential changes in government regulation; potential acquisitions and strategic investments; continuation and expansion of third party agreements; litigation; international business risks and continued terrorist attacks, war or other civil disturbances. Additional factors related to the EDC acquisition include potential inability to close the acquisition due to a failure of one or more closing conditions to be satisfied; the possibility that currency fluctuations through closing could cause the U.S. dollar value of the purchase price payable at closing to increase; potential inability to close the financing provided for in the Wachovia commitment letter on or prior to the closing of the acquisition or ever, or to obtain similar debt financing to fund EDC; potential inability to achieve manufacturing efficiencies or to add significant third party business; and EDC’s revenues and cash flows may be less than anticipated or may be negatively impacted by currency rate fluctuations.

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Glenayre, Versera, Versera ICE and the Glenayre logo are trademarks of Glenayre Electronics, Inc.

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